Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Veritone, Inc. on Form S-3 (File Nos. 333-225394 and 333-227613), and Form S-8 (File Nos. 333-217990 and 333-227477) of our report dated March 9, 2018, with respect to our audit of the consolidated financial statements of Veritone, Inc. as of December 31, 2017 and for the year ended December 31, 2017, which report is included in this Annual Report on Form 10-K of Veritone, Inc. for the year ended December 31, 2018.

We were dismissed as auditors on May 18, 2018 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements for any period after the date of our dismissal.

/s/ Marcum llp

Marcum llp

Costa Mesa, CA

March 18, 2019